Exhibit 99.1

For additional information contact:

Audra Bailey
Carrier Access
303.218.5525
abailey@carrieraccess.com

Carrier Access Announces Preliminary Fourth Quarter 2004 Results

BOULDER, Colo.—January 6, 2005— Carrier Access Corporation (NASDAQ: CACS — News), a leading provider of broadband communications technologies, today announced preliminary results for its fourth fiscal quarter ended December 31, 2004. The Company expects total revenues for the fourth quarter 2004 to be between $20.2 million and $20.5 million. The Company expects GAAP loss per share for the fourth quarter 2004 to be between $0.03 and $0.05. These anticipated results primarily reflect revenue for the quarter being pushed out in both FTTP and Government business.

Carrier Access Chairman and Chief Executive Officer Roger Koenig stated, “Our revenue was slightly under our guidance for the quarter. We are working with our OEM customer for rescheduled contractual delivery of our FTTP product and anticipate that the Federal business will ship during the first quarter 2005. Fulfillment of either of these two orders would have put our revenue into our previously guided range. We continue to believe that we are well positioned in our Business and Wireless Access markets and will benefit in these areas as demand for broadband services continues to grow and as wireless budgets are released.”

Fourth quarter results are preliminary, and thus are subject to the Company’s management completing their customary quarterly closing and independent auditors completing their quarterly review procedures.

Carrier Access is scheduled to release its final fourth quarter and year end results, and to provide preliminary targets for the first quarter 2005, on January 25, 2005 at 4:30 EDT. Investors may listen to a live audio webcast of the conference call at www.carrieraccess.com.

An online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at http://www.carrieraccess.com for 12 months following the call.

About Carrier Access Corporation
Carrier Access (NASDAQ: CACS — News) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.

Forward-Looking Statement Caution
This press release contains forward-looking statements about our anticipated 2004 fourth quarter operating results and our long-term prospects for growth in our business, including in Wireless and Business Access. These statements are subject to risks and uncertainties, including potential discrepancies between management’s initial estimates and the final operating results for the fourth quarter of fiscal 2004. We caution that our growth prospects and our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, consolidation among our customer base, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, problems with or at our customers, distributors, OEM’s and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, and other risks and uncertainties including those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.